         Employee Compensation & Benefits Handbook

EXHIBIT 10.1

EXECUTIVE VOLUNTARY ENHANCED
RETIREMENT PROGRAM

GENERAL INFORMATION	2
ELIGIBILITY	2
Circumstances not Covered By the Plan	2
Rights to Employment	2
Voluntary Enhanced Retirement Benefits Will Be Contingent Upon Release
Agreement	3
Relationship to the Pension Plan	3
EXECUTIVE VOLUNTARY ENHANCED RETIREMENT BENEFITS	3
Lump-Sum Payment	3
Continuation of Medical Coverages	3
Temporary Pension Enhancement	4
Payment of Unused Paid Time Off (PTO)	4
Integration with Other Payments	4
Applying for Benefits	4
Benefits Claims and Appeals Procedures	4
Claims Process	5
Appeals Committee	6
Appeals Process	6
OTHER FACTS AND INFORMATION	6
Benefits Rights	6
Source of Benefits	7
Participant’s Rights	7
Administration	8
Section 409A Compliance	8
Type of Plan	9
Contributions	9
Participating Employers	10
Agent for Service of Legal Process	10

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GENERAL INFORMATION

Effective July 17, 2018, if you are eligible to participate in the FirstEnergy Voluntary Enhanced Retirement Program (the Plan), and:

•	you are notified by the Company that you are eligible to participate in the Plan,

•	you inform the Company of your election of Plan benefits within the designated time period, and

•	you retire from any subsidiary or affiliate of FirstEnergy Corp. to which the Plan and its provisions have been extended; then you are eligible to receive certain employee benefits as described in this plan document, for a limited time, provided you fulfill the conditions precedent set forth herein.

Refer to your Employee Compensation & Benefits Handbook or contact your local Human Resources representative for specific details regarding other benefit availability upon retirement that is not related to the Plan.

ELIGIBILITY

If you are an Executive Council member (excluding the President & CEO, FE Corp.); and you will be at least fifty-eight (58) years old by December 31, 2018, with a minimum of ten (10) years of credited service under the FirstEnergy Corp. Master Pension Plan, you may be offered voluntary enhanced retirement benefits if you volunteer to retire during the “specified period”. The “specified period” shall generally be between August 1, 2018 and December 31, 2018. In some cases, based on business need and on a limited basis, the retirement date may be extended into 2019. In all cases, designation of your retirement date during the “specified period” shall be at the sole discretion of the Company.

If your you meet eligibility requirements, you will be notified of your eligibility and will be given to July 24, 2018, to decide whether to elect benefits under the Plan. By the end of the day on July 24, 2018, an eligible employee must request in writing, on a designated form, to elect to participate in the Plan. You will have five days after your written election is submitted to revoke that designation. Thereafter, the election shall be irrevocable. (Please Note: Once the five-day revocation period lapses your election will be considered an irrevocable notice of retirement). The date of your retirement will be determined by the Company, and it will endeavor to provide as much notice as possible.

Circumstances Not Covered By The Plan No benefits under this Plan will be offered to you if you separate employment from the Company for any reason other than retirement pursuant to the procedures set forth in this Plan. You will also be ineligible for benefits under this Plan if you are involuntarily terminated, either under circumstances that qualify you for severance benefits under a Company Severance Plan or otherwise. The Company expressly reserves the right to limit the circumstances under which voluntary enhanced retirement benefits under this Plan will be offered. Temporary employees are not eligible for voluntary enhanced retirement benefits. If you have been previously notified of your eligibility for benefits under another Severance Benefits Plan sponsored by FirstEnergy, then you may elect either benefits under this Plan or the Severance Plan, but not both.

Rights To Employment It is not the intent of the Company to confer through this Plan, either expressly or by implication, any rights to employment, any recall rights, any right of rehire or preference in rehire upon any employee. It is further not the intent of the Company to suggest that it may terminate the employment of any employee only upon a showing of misconduct, poor job performance, or absenteeism. The Company specifically reserves the right to terminate the employment of any employee at any time in accordance with applicable law and/or Company policy.

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Voluntary Enhanced Retirement Benefits Will Be Contingent Upon Release Agreement Upon your voluntary retirement, you will be offered the voluntary enhanced retirement benefits outlined below.

Your receipt of voluntary enhanced retirement benefits are all contingent upon you signing an agreement releasing the Company from any and all legal claims as a result of your separation from employment (“Release”). The terms set forth in the Release must be fully complied with in order for you to qualify for benefits. Upon receipt of the release, you will have at least 45 days to consider and sign the Release. The length of this consideration period is established at the discretion of the Company and/or in accordance with applicable law.

Upon signing the Release, you will then have an additional seven days to revoke it. A failure to sign the Release within these time frames or a revocation of a signed Release will make you ineligible to receive the voluntary enhanced retirement benefits provided under the Plan. In any case, no voluntary enhanced retirement benefits will be paid until after the revocation period has expired.

Accepting a position with a Company affiliate, either before the date you sign the Release required below, or up until the receipt of a benefit under the Plan, will result in ineligibility for benefits under the Plan.

Relationship to the Pension Plan If you voluntarily retire from the Company under circumstances which qualify you for benefits under this Plan, you will likely already be eligible for an early or normal retirement benefit rather than a vested pension benefit from the Company’s Pension Plan(s). You may immediately commence your early or normal pension benefit. Your eligibility for an early or normal retirement benefit is not in any manner diminished or enhanced by receipt of benefits under this Plan.

EXECUTIVE VOLUNTARY ENHANCED RETIREMENT BENEFITS

Lump-Sum Payment If you are an active Executive Council member (other than the President & CEO, FE Corp.) at the time of your voluntary retirement and are eligible under this Plan, you will receive a lump-sum payment in an amount equivalent to your severance payment benefit under the FE Executive Severance Benefits Plan. The total voluntary enhanced retirement benefit amount will be paid in a lump-sum as soon as administratively possible after the later of your retirement date or the expiration of the period for revoking the Release described above. Voluntary enhanced retirement benefit payments are subject to income tax withholding at a supplemental federal rate in addition to any applicable state or local withholding. Applicable FICA and Medicare withholding also will apply. Voluntary enhanced retirement benefit payments are not considered compensation for the Company’s Pension Plan(s) or Savings Plan(s) or for any other benefits determination, except as set forth above.

Continuation of Medical Coverages A non-bargaining employee is eligible to elect to continue active employee Health Care, Prescription, Dental and Vision Coverage through FirstEnergy’s COBRA administrator at retirement, for a period of up to 18 months. For the severance period, you will continue to pay the portion of the premium for the coverage you elect, at the same rates set from time to time for active employees and for the same plan options. If you retire as a Part-time employee, you are responsible for paying the rates applicable to an active part-time employee. Any amendment to any Health Care, Prescription, Dental and Vision Coverage plan that applies to active non-bargaining employees, shall also be applicable to any coverage you elect. The ability of the Company to amend a plan includes plan design and required participant contributions, as well as the ability to terminate such plan. If you are a highly compensated employee, the value of the active employee Health Care, Prescription, Dental and Vision Coverage may be taxable to you if the Plan is discriminatory under Internal Revenue Code § 105(h).

After your severance period expires, you may continue your coverage by paying the full COBRA premium for the remainder of the COBRA period. COBRA coverage may be continued for a period of 18 months less the months of coverage subsidized by the Company.

Upon completion of the COBRA period, retirees who are younger than age 65 will have access to the government planned health care exchanges (as a result of the federal health care legislation) or a Private Exchange through Via Benefits (formerly OneExchange); or may choose to maintain coverage under the FirstEnergy Access Plan, which

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         Employee Compensation & Benefits Handbook

includes Rx Base prescription drug coverage as part of the Base PPO medical coverage, by paying the full premium. Retirees who are age 65 or older will have access to purchase an individual Medicare plan through Via Benefits.

Temporary Pension Enhancement You will be eligible for a monthly temporary pension enhancement payment in the amount of $1,500 until age 65, with a minimum of 24 monthly payments. Eligible employees may choose to defer their pension benefit, but will begin to receive this monthly pension enhancement upon retirement.

Payment of Unused Paid Time Off (PTO) You will receive a lump-sum payment in your final paycheck for any unused PTO and deferred PTO. In addition, payment will also be made in your final paycheck for any purchased PTO that is unused but for which employee contributions have been made and any unused banked/frozen vacation.

Integration With Other Payments Benefits under this Plan are not intended to duplicate benefits such as severance pay, including but not limited to those provided under the FirstEnergy Corp. Voluntary Enhanced Retirement Benefit Plan, or similar benefits under other benefit plans or employment contracts or applicable laws including the Worker Adjustment Retraining Notification Act of 1988. To the extent permitted by law and should such other benefits be payable, your benefits under this Plan will be reduced accordingly. As an alternative, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator will determine how to apply this provision and may override other provisions in this Plan by doing so. The Company further reserves the right to reduce the amount of voluntary enhanced retirement benefit pay to recover any amounts which you may otherwise owe to the Company.

Applying For Benefits Voluntary enhanced retirement benefits will be offered automatically for those who qualify under the provisions of this Plan. It is not necessary for you to submit a claim unless you believe you qualify and have not been notified that you will be offered voluntary enhanced retirement benefits. A claim must be filed with the Plan Administrator, FirstEnergy Service Company, within 60 days of July 17, 2018.

Benefits Claims and Appeals Procedures The following is an outline of the procedures for the processing of a claim and summarizes the duties and responsibilities of the Appeals Committee established to handle the appeal of any claims determination made by the Plan Administrator relative to the eligibility and entitlement of a participant, beneficiary or other claimant to benefits offered under this Plan. The procedures defined in this document are intended to comply with the Employee Retirement Security Act of 1974 (“ERISA”) and the regulations issued by the Department of Labor related to ERISA as amended effective January 1, 2002.

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Claims Process A Claim as referred to in this document is a request for a Plan benefit. Claims for benefits must be in writing, signed by the participant, beneficiary or other claimant, and submitted in a manner acceptable to the Plan Administrator.

A Claim is initially reviewed by the Plan Administrator who has the sole discretion and authority to interpret this Plan and determine whether an employee who retires from the Company qualifies for benefits from this Plan. All decisions of the Plan Administrator shall be considered final and binding, subject only to review by an appeal as set forth below. Inquiries should be made to the Voluntary Enhanced Retirement Program- Plan Administrator, FirstEnergy Corp., 76 South Main Street, Akron, OH 44308.

The Plan Administrator shall process the claim and notify you of the initial determination of entitlement to benefits within 90 days of the date of receipt of the claim. The Plan Administrator may take up to an additional 90-day period to make the initial determination if required due to extenuating circumstances. If an additional 90-day extension is required, you will be notified in writing of the extension, the extenuating circumstances requiring additional time and the date by which the Plan Administrator expects to make a benefit determination.

If the Plan Administrator is unable to reach a decision because of unresolved issues or missing information, you will be notified of the standards on which the entitlement to the benefit is based, the unresolved issues that prevent a determination on the claim and the additional information needed to reach a decision. You will be given 45 days to resolve such issues or to provide any such additional information. The time period required for the Plan Administrator to make a determination would be extended by the period of time required from the date the notice is mailed, to the date on which your response is received. If the claimant fails to respond to the request within the 45-day period, the Plan Administrator will make the initial benefit determination based on the circumstances surrounding unresolved issues and information available at that time.

If the Plan Administrator denies any part, or all, of the initial claim for benefits, you will be notified in writing, stating the reason for the denial and the Plan provisions on which the denial is based. You shall be entitled to receive, upon written request, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits. The denial will provide a description of any additional information or material necessary for you to perfect the claim and an explanation as to why the additional information or material is required. The denial will further provide an explanation of the claims appeal procedure and the time limits for filing an appeal. Such notice of denial or any other notice as referred to in this procedure shall be deemed duly given when addressed to you and mailed by first class mail to the address last appearing in the records of the Committee or Appeals Committee.

You shall have 60 days from the date of the initial benefit determination to file an appeal. You will have the opportunity to submit written comments, documents or other information in support of the claim as part of the appeal. The appeal must be mailed to the FirstEnergy Employee Benefits Claims and Appeals Committee, 76 South Main Street, Akron, Ohio 44308.

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Appeals Committee The FirstEnergy Corp. Employee Benefits Claims and Appeals Committee (“Appeals Committee”) shall consist of at least 3 employees of FirstEnergy Service Company who shall be appointed by the Chief Executive Officer of FirstEnergy Corp. Such members may designate others in their respective Department to serve in their place at Committee meetings. The Appeals Committee will meet monthly to review and render a decision on any appeal of a determination on an initial claim for benefits made by the Plan Administrator. In making its decision, the Appeals Committee will have full power and authority to interpret the Plan, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to the claimant in accordance with the provisions of the Plan. The Appeals Committee will not defer to the original determination but will independently review the initial claim for benefits and consider all comments, documents and other information submitted as part of the appeal in making its decision. In addition, neither the person who made the initial determination nor that person’s subordinate will participate in the decision on the appeal.

Appeals Process The Appeals Committee will review and make its decision on the appeal at its next regularly scheduled meeting following the date the appeal is received. However, if the appeal is received less than 30 days before its next regularly scheduled meeting, the Appeals Committee may defer its review and decision to the second regularly scheduled meeting following the date the appeal is received. An extension to the third regularly scheduled meeting from the date the appeal is received may be taken by the Appeals Committee due to extenuating circumstances. If such an extension is required, the claimant will be notified in writing of the extension, the extenuating circumstances requiring the extension and the date by which the Appeals Committee expects to make its decision.

You will be notified in writing of the Appeals Committee’s decision within 5 workdays of the decision being made. If the Appeals Committee’s decision is to uphold the denial of benefits, the notification will include the reason for the denial and the Plan provisions on which the denial is based. You shall be entitled to receive, upon written request, reasonable access to and copies of all documents, records and other information on which the decision was based. The decision will further provide a notice of your right to appeal the decision of the Appeals Committee in accordance with ERISA and the time limits for filing an appeal.

You must exhaust the above appeals process prior to any action at law, in equity, pursuant to arbitration or otherwise. You shall have 180 days from the date of the decision of the Appeals Committee to file an appeal action under ERISA. No legal action may be commenced against the Plan, the Plan Administrator or the Appeals Committee more than 180 days after the Appeal Committee’s decision has been made with respect to all or any portion of the claim for benefits.

OTHER FACTS AND INFORMATION

Benefits Rights Voluntary enhanced retirement benefits are not vested. The Plan may be amended or terminated by the Chief Executive Officer of FirstEnergy Corp. or his appointed designee at any time. However, any such amendment or termination will not adversely affect an employee who already has qualified for the voluntary enhanced retirement benefits under the terms of the Plan prior to the date of the Plan’s amendment or termination. Benefits provided under this Plan are voluntary on the part of the Company and are not required by any legal obligation other than the Plan itself.

This summary describes the voluntary enhanced retirement benefits under the Plan available to eligible employees. When it deems it is in the Company’s best interest to do so, the Chief Executive Officer of FirstEnergy Corp. or his appointed designee may authorize the Plan Administrator to offer additional voluntary enhanced retirement benefits not contained in this Plan to an eligible employee on a case-by-case basis.

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Source of Benefits This Plan is unfunded. The lump sum benefits and any continuation of medical coverage not paid by you under this Plan are paid directly by the Company from its general assets. The temporary pension enhancement benefits shall be paid from the FirstEnergy System Master Retirement Trust.

Participant’s Rights As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

•
Examine, without charge, at the Plan Administrator’s office or local Human Resources office, all documents governing the plan, and a copy of the latest annual report filed with the Department of Labor (if it is required that such a report be filed) and the Plan description;

•
Obtain copies of documents governing the operation of the Plan, and the latest annual report (if it is required that such a report be filed) and updated summary plan description or other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

Prudent Actions by Plan Fiduciaries

•
In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one - the Company or any other person - may discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA;

Enforce Your Rights

•
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

•
Under ERISA, there are steps you can take to enforce your rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

•
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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Administration The Plan is administered by FirstEnergy Service Company, and the Plan Administrator has the discretion and authority to interpret this Plan, determine whether an employee who terminates employment from the Company qualifies for benefits from this Plan, and is responsible for all aspects of administration. All decisions of the Plan Administrator shall be considered final and binding. Inquiries should be made to the Plan Administrator, Voluntary Enhanced Retirement Program, c/o FirstEnergy Corp., 76 South Main Street, Akron, OH 44308.

Section 409A Compliance For purposes of eligibility for benefits under this Plan, a “separation” must be a “separation from service” as such term is defined in Treasury regulations issued under Section 409A of the Internal Revenue Code (“Section 409A”).

It is the intention and purpose of the Company that this Plan shall be, at all relevant times, in compliance with (or exempt from) Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Section 409A and such other laws. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to you (or your beneficiaries) resulting from the terms or operation of this Plan. All references to “termination of employment” or a “separation” in this Plan shall refer to events which constitute a “separation from service” as defined under Section 409A.

If any benefits payable under this Plan are subject to, and not exempt from, Section 409A, then the following rules apply:

•
Voluntary enhanced retirement benefit pay shall be paid in a lump sum as soon as practicable following the date of your involuntary separation but not later than ninety (90) days following your involuntary separation date.

•
If you are a “specified employee” as determined under the Company’s policy for determining specified employees on the date of a separation from service, benefits under this Plan subject to, and not exempt from, Section 409A that would otherwise be paid or provided during the first six (6) months following such separation from Service shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Internal Revenue Code of 1986 as amended, in effect on the date of the separation from service) on the first business day following the six (6) month anniversary of such separation from service. Notwithstanding the foregoing, payments delayed pursuant to this paragraph shall commence as soon as practicable following the date of your death prior to the end of the six (6) month period but in no event later than ninety (90) days following the date of death.

•
Any reimbursement of expenses or in-kind benefits provided under this Plan subject to, and not exempt from, Section 409A shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth above) and shall always be paid on or before the last day of your tax year following the tax year in which the expenses were incurred; provided that you first provide documentation of such expenses in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

•
Notwithstanding any other provision of this Plan, you must execute any agreement to release the Company against claims as required by this Plan for payment of your benefit within sixty (60) days of the voluntary separation from service. Any benefit subject to Section 409A will be forfeited if the release is not executed within such time period.

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•	No payments made by the Company through any other plan, program, policy or arrangement shall be a substitute for the payment of any benefits payable under this Plan that is subject to Section 409A.

Type of Plan The Plan is a welfare benefit plan.

Contributions No contributions are required by employees for the benefits covered under this Plan. All contributions to provide these benefits are made by the Company.

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Participating Employers and Identification Numbers

FirstEnergy Service Company
EIN 34-1968288

Additions or deletions to the list of Participating Employers may be made at any time at the sole discretion of the Program Sponsor. An up-to-date listing of Participating Employers may be obtained from the Plan Administrator.

Plan Number 501

Agent for Service of Legal Process

FirstEnergy Service Company c/o
C T Corporation System
400 Easton Commons Way
Suite 125
Columbus, Ohio 43219

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